STOCK PURCHASE AGREEMENT

BY AND AMONG

REGENCY YAMUNA ENERGY LIMITED

(“RYEL” or the “Company”)

Mr. ARUN SHARMA

(the “Promoter”)

The RYEL Stockholders named herein

(the “Selling Stockholders”)

AND

PAN ASIA INFRATECH CORP.

(the “Buyer”)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		5

ARTICLE II PURCHASE AND SALE		13

Section 2.01	Purchase and Sale.	13

Section 2.03	Transactions to be Effected at the Closing.	16

Section 2.04	Purchase Price Adjustment.	16

Section 2.05	Closing.	17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY, PROMOTER AND EACH SELLING STOCKHOLDER		19

Section 3.01	Organization and Authority of Seller.	19

Section 3.02	Organization, Authority and Qualification of the Company.	20

Section 3.03	Capitalization.	20

Section 3.04	No Subsidiaries.	21

Section 3.05	No Conflicts; Consents.	21

Section 3.06	Financial Statements.	21

Section 3.07	Undisclosed Liabilities.	22

Section 3.08	Absence of Certain Changes, Events and Conditions.	22

Section 3.09	Material Contracts.	24

Section 3.10	Title to Assets; Real Property.	23

Section 3.11	Condition And Sufficiency of Assets.	26

Section 3.12	Intellectual Property.	26

Section 3.14	Accounts Receivable.	27

Section 3.16	Insurance	28

Section 3.17	Legal Proceedings; Governmental Orders.	28

Section 3.18	Compliance With Laws; Permits.	28

Section 3.19	Environmental Matters.	29

Section 3.20	Employee Benefit Matters.	30

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of the Effective Date, is entered into between REGENCY YAMUNA ENERGY LIMITED, an India corporation (“RYEL” or the “Company”), MR. ARUN SHARMA (the “Promoter”), each of the stockholders of the Company listed on Exhibit A hereto (each and collectively with the Promoter, the “Selling Stockholder” or the “Selling Stockholders”), and PAN ASIA INFRATECH CORP., a Nevada corporation (the “Buyer”).

RECITALS

WHEREAS, the Company is commissioning a 5.7 MW (4.9 MW allotted) Small Hydro Project at Badyar, India having a valuation of Rs. 67.11 Cr. (the “Project”);

WHEREAS, the Selling Stockholders own 100% of the outstanding equity of the Company; and

WHEREAS, the Buyer wishes to invest an aggregate of Rs. 38.75 Cr. in the Company to enable the Company to restructure certain outstanding indebtedness, to fund the completion of the Project, and to purchase 100% of the outstanding equity of the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accountants” mean Independent Accountants.

“Acquisition Proposal” has the meaning set forth in Section 5.04(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Stockholders Agreement, the Escrow Agreement and the Convertible Debenture.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New Delhi, India are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“Capital Stock” has the meaning set forth in Section 3.03(a).

“Closing” has the meaning set forth in Section 2.06.

“Closing Adjustment” has the meaning set forth in Section 2.05(a)(ii).

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Commercial Operation Date” means the date when the power generated is exported to the UPCL grid.

“Companies Act” means the Companies Act of 1956, as amended, promulgated by the government of India.

“Completion Date” means the date when the Project is complete and the communication for completion is sent to UERC/UPCL for their inspection of the Project.

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“COD” or “Commercial Operation Date” means the date on which the power generated by the Project is exported to the UPCL grid.

“Code” means the Tax Code of India, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Convertible Debenture” means that certain convertible debenture payable by the Company for the benefit of the Buyer for the aggregate principal amount of Rs. 4,200,000 bearing interest at a rate of 15% (fifteen percent) per annum, commencing on the 90th day after the date of issue, maturing on the first anniversary of the date of issue, and convertible at any time and from time to time into Common Shares of the Company by the Buyer at a rate of Rs. 14.50 per share, subject to adjustment in certain circumstances.

“Crore” or “Cr.” means 10 million Rupees.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with Section 3(c) of Section 211 of the Companies Act applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by parties hereto concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.05(b)(iii).

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“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” means the 90th day after the commencement of the Third Closing, subject to the Buyer’s right to extend such date for an additional 90 days.

“Effective Date” means the date the last signatory executes this Agreement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

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“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Escrow Agent” means The Magri Law Firm, PLLC having an office located at 2642 NE 9th Avenue, Fort Lauderdale, FL 33334.

“Escrow Agreement” means that certain escrow agreement by and among the parties hereto and the Escrow Agent.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.05(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.05(a)(i).

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“IFCI” means IFCI Venture Capital Funds Limited.

“IFCI Convertible Debenture” means that certain convertible debenture issued by the Company to IFCI pursuant to the IFCI Investment Agreement.

“IFCI Investment Agreement” means that certain Investment Agreement, dated January 20, 2011, by and amount the Company, the Promoter, M/s. A. Power Himalayas, Ltd. and IFCI, as amended.

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“Implementation Agreement” means that certain Implementation Agreement, dated April 28, 2004, between The Governor of the State of Uttaranchal and the Company.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.05(b)(iii).

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Knowledge” any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Company or the Selling Stockholder, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Selling Stockholder to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.09; (vi) any changes in applicable Laws or accounting rules, including Section 3(c) of Section 211 of the Companies Act ; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

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“Material Contracts” has the meaning set forth in Section 3.09(a).

“Pan Global” means Pan Global Corp., a Nevada corporation and the owner of 100% of the Buyer.

“Pan Global Preferred Stock” means a series of non-voting preferred stock, par value $0.0001 per share, of Pan Global to be designated by Pan Global and issued to the Promoter pursuant to this Agreement. The Pan Global Preferred Stock will receive dividend income equivalent to the dividend income paid on the Shares of the Company for which the Pan Global Preferred Stock is exchanged; payable on the same schedule as dividends are paid on the Shares.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Project” has the meaning set forth in the preamble having a valuation of Rs. 67.11 Cr.

“Promoter” means Mr. Arun Sharma S/O K.L. Sharma, resident of Regency Complex, River View Road, Shamsherpur, Paonta Sahib-173 025 (HP).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Project” has the meaning set forth in the Recitals.

“Purchase Price” means an aggregate of Rs. 38.75 Crores.

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“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.05(b)(ii).

“Review Period” has the meaning set forth in Section 2.05(b)(i).

“Rupees” or “Rs.” means the lawful currency of India.

“SBOP” means the State Bank of Patalia.

“SBOP Term Loan Credit Facility” means (i) SBOP Term Loan I; (ii) SBOP Term Loan II; (iii) SBOP Term Loan III; (iv) SBOP Term Loan IV and (v) SBOP Term Loan V in the aggregate amount of Rs. 258,841,358.25 as reflected on the Unaudited Balance Sheet of the Company at June 30, 2013.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, promulgated by the SEC.

“Selling Stockholder” or “Selling Stockholders” has the meaning set forth in the preamble.

“Selling Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.05(b)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.03.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Tractebel” means Tractebel Engineering Pvt. Ltd.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the documents required to be delivered by the Company and Selling Stockholder at each Closing pursuant to Section 7.02 of this Agreement and by the Buyer pursuant to Section 7.03 of this Agreement.

“UERC” means the Uttarakhand Electricity Regulatory Commission.

“UPCL” means Uttarakhand Power Corporation Limited.

“Undisputed Amounts” has the meaning set forth in Section 2.05(b)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“UPCL” means Uttarakhand Power Corporation Limited.

Article II

Purchase and sale

Section 2.01 Project Valuation. The parties hereto agree that valuation of the Project is and shall remain Rs. 67.11 Cr. and upon the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, shall consist only of the Buyer’s aggregate investment of Rs. 38.75 Cr. (the “Purchase Price”) pursuant to this Agreement and the SBOP Term Credit Facility aggregating Rs. 28.36 Cr.

Section 2.02 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and the Ancillary Agreements contemplated hereby, the Buyer agrees to invest the Purchase Price in the Company as set forth below. All funds and Shares shall be placed by the respective parties in a separate attorney escrow account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, attached hereto as Exhibit B, and the Company shall use the proceeds from each financing exclusively for the purposes set forth on the Use of Proceeds Schedule attached hereto as Exhibit D.

(a)	Initial Financing: Upon the delivery of two originally executed copies of the this Agreement and the Stockholders Agreement and Escrow Agreement and one originally executed copy of the Note and a copy thereof, and the receipt by the Buyer of a delivery of a preliminary technical due diligence report by Tractebel, subject to the written satisfaction of the Buyer, the Buyer shall purchase from the Company a Convertible Debenture in the principal amount of Rs. 4,200,000 substantially in the form as Exhibit C attached hereto and convertible into an aggregate of 289,655 Shares (the “Convertible Debenture”). Buyer shall convert the Convertible Debenture upon First Closing – Step 1, First Tranche, as described below.

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(b)	First Closing – Step One:

1.	First Tranche: No later than five (5) Business Days of the issue date of Convertible Debenture, the Buyer shall purchase an aggregate of 331,034 Shares from the Company in consideration for an aggregate purchase price Rs. 4,800,000 subject to the Buyer’s receipt and written satisfaction of the following:

a.	A final technical due diligence report from Tractebel;

b.	A final financial due diligence report from Ernst & Young, LLP;

c.	A final legal due diligence report from Buyer’s counsel;

d.	Any required regulatory approvals and third party consents, on terms satisfactory to the Buyer, including in particular, consents from the following entities:

i.	SBOP in relation to the SBOP Term Loan Credit Facility, whereby SBOP expressly consents to the Company incurring the indebtedness and issuing additional equity pursuant to this Agreement; and

ii.	IFCI in relation to that certain IFCI Investment Agreement, whereby IFCI expressly consents to the Company incurring the indebtedness and issuing additional shares of equity pursuant to this Agreement.

2.	Second Tranche: No later than (15) Business Days from the Closing Date of First Tranche, the Buyer shall purchase an aggregate of 620,690 Shares from the Company in consideration for an aggregate purchase price of Rs. 9,000,000.

3.	Third Tranche: No later than ten (10) Business Days of the Closing Date of the Second Tranche and written confirmation by the Company, satisfactory to the Buyer, that construction of the Project is progressing according to schedule, the Buyer shall purchase an aggregate of 206,897 Shares from the Company in consideration for an aggregate purchase price of Rs. 3,000,000.

(c)	First Closing – Step Two:

a.	Buyer shall purchase an aggregate of 1,310,345 Shares from the Company in consideration for an aggregate purchase price of Rs. 19,000,000 no later than ten (10) Business Days of Buyer’s receipt of the following, subject to the written satisfaction by the Buyer:

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i.	Written confirmation that this Agreement and the Ancillary Agreements have been properly filed with the federal or state courts in Uttarakhand or such other similar registration mechanism as agreed to by the Buyer and Company; and

ii.	The financial statements of the Company for two prior fiscal years and the most recent interim period prepared in accordance with United States GAAP by Buyer’s accountants to be engaged by RYEL immediately upon Investor’s satisfactory completion of its due diligence investigation with fees payable by Buyer.

(d)	Second Closing:

(i) No later than fifteen (15) Business Days of the COD and the Buyer’s receipt of (x) evidence, subject to the written satisfaction of the Buyer, that the Project has been connected to the UPLC power grid and is producing power in the normal course of operations; (y) the financial statements of the Company for the two prior fiscal years, prepared in accordance with United States GAAP and audited by a PCAOB-registered independent accountant, including an auditor’s reports and notes thereto; and (z) the unaudited financial statements for the Company for the latest interim period then ended, prepared in accordance with United States GAAP and reviewed by a PCAOB-registered independent accountant, the Buyer shall purchase (i) an aggregate of 758,621 Shares from the Company for an aggregate purchase price of Rs. 11,000,000; (ii) an aggregate of 6,137,931 Shares from the Selling Stockholders as listed on Exhibit A, in consideration for an aggregate purchase price of Rs. 89,000,000; and (iii) 1,230,542 Shares from the Promoter necessary to increase the Buyer’s equity ownership in the Company to 51% (the “Promoter Shares”) in consideration for shares of Pan Global Preferred Stock with a stated face value of Rs. 17,842,861.

(e)	Third Closing:

(i) No later than ninety (90) days of the COD, the Buyer shall consummate a financing with a third party and have filed a registration statement on Form S-1, or such other appropriate form (the “Registration Statement”), with the United States Securities and Exchange Commission (“SEC”) therein registering an amount of Common Stock of Pan Global sufficient for the financing; and shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as possible.

(ii) No later than thirty (30) days after the date the SEC declares the Registration Statement to be effective under the Securities Act, the Buyer shall commence purchasing for an aggregate purchase price of Rs. 247,500,000 (adjusted up or down for the difference between Rs 38.75 Cr. and the Rupee value of prior payments calculated on the day of each prior payment):

(A)	the remaining outstanding Shares (the “Remaining Shares”) from the Selling Stockholders and cash repurchase of the Pan Global Preferred Stock exchanged in the Second Closing for the purchase price of the Promoter Shares and any other liabilities other than the SBOP term loan or the indebtedness listed in Exhibit E; and either

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(B)	the indebtedness of the Promoter and his associates listed on Exhibit E (listed therein as Unsecured Loans in the amounts of Rs. 55,572,337 and Rs. 13,109,000 (the “Indebtedness”)) attached hereto pursuant to a purchase agreement agreed to by the Company and the Promoter and other Unsecured Creditors; or

(C)	the Shares issued upon the conversion of the Promoter’s debt and the other Unsecured Creditors,

(iii) The Buyer shall have ninety (90) days to fully consummate the Third Closing, resulting in the Buyer owning 100% of the outstanding equity of the Company and RYEL having no debt other than the SBOP term loan of Rs. 28.36 Cr., subject to the Buyer’s option to extend such ninety (90) day period by up to an additional ninety (90) days in its sole discretion (the “Drop Dead Date”).

Section 2.03 Promoter SBOP Personal Guarantee. Buyer shall promptly take all necessary actions to either substitute or release Promoter’s personal guarantee of the SBOP Term Loan Credit Facility as soon as necessary. In consideration for Promoter’s agreement to continue his personal guarantee of the SBOP Credit Term Facility for the time period from such required date to the date on which such substitution or release is effected, the Buyer agrees to pay Promoter an amount of Rupees equal to 1% (one percent) of the outstanding indebtedness under the SBOP Term Loan Credit Facility per annum, payable yearly.

Section 2.04 Transactions to be Effected at each Closing.

(a) At the Closing, Company and/or Selling Stockholder shall deliver to Buyer:

(i) stock certificates evidencing the Shares being purchased at that Closing, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto, registered in the name of the Buyer or its designee(s); and

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Company or Selling Stockholder at or prior to the Closing pursuant to Section 7.02 of this Agreement.

(b) At the Closing, Buyer shall deliver to Company and/or Selling Stockholder:

(i) the portion of the Purchase Price then due and payable in consideration for the Shares, subject to any Closing Adjustment pursuant to Section 2.05(a), by a wire transfer of immediately available funds to an account of Company and/or Selling Stockholder, as the case may be, designated in writing by Company and/or Selling Stockholder, to Buyer no later than two (2) Business Days prior to the Closing Date; and

(ii) the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

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Section 2.05 Purchase Price Adjustment.

(a)  Closing Adjustment.

(i) At least three (3) Business Days before the Closing, Company shall prepare and deliver to Buyer an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), which shall include the Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with Section 3(c) of Section 211 of the Companies Act applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii) The “Closing Adjustment” shall be an amount equal to that portion of the interest on the secured and unsecured liabilities of the Company incurred before the Commercial Operation Date, or any other advances of a similar nature, to the percentage of equity transferred to the Buyer and the Buyer’s holding period of such equity under the phased acquisition described herein and any other material adverse findings by the Buyer regarding the Company and Project during its due diligence investigation.

(iii) The Purchase payment shall be adjusted to reflect the Closing Adjustment. If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment.

(b) Examination and Review.

(i) Examination. After receipt of the Estimated Closing Working Capital Statement, Buyer shall have 30 days (the “Review Period”) to review the Estimated Closing Working Capital Statement. During the Review Period, Buyer and Buyer’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Company and /or Company’s Accountants to the extent that they relate to the Estimated Closing Working Capital Statement and to such historical financial information (to the extent in Company’s possession) relating to the Estimated Closing Working Capital Statement as Buyer may reasonably request for the purpose of reviewing the Estimated Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of the Company.

(ii) Objection. On or prior to the last day of the Review Period, Buyer may object to the Estimated Closing Working Capital Statement by delivering to Buyer a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Statement of Objections”). If Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, the Estimated Closing Working Capital Statement and the Closing Adjustment, as the case may be, reflected in the Estimated Closing Working Capital Statement shall be deemed to have been accepted by Buyer. If Buyer delivers the Statement of Objections before the expiration of the Review Period, Buyer, Company and Selling Stockholder shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Adjustment and the Estimated Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Company and Selling Stockholder, shall be final and binding.

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(iii) Resolution of Disputes. If Company and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) Buyer and Selling Stockholder shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Company’s Accountants, Selling Stockholder’s Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Adjustment, as the case may be, and the Estimated Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Estimated Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. Company and Selling Stockholder shall jointly and severally pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Selling Stockholder’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Selling Stockholder’s determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Company and Selling Stockholder are not required to pay hereunder.

(v) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 10 Business Days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Estimated Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Estimated Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Selling Stockholder, as the case may be. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to the date of payment at a rate per annum equal to 18%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

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(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.06 Closing. Subject to the terms and conditions of this Agreement, each closing (each a “Closing”) shall take place no later than two (2) Business Days after the last of the conditions prior to each Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at such time, date and place as Company, Selling Stockholder and Buyer may mutually agree upon (the day on which each Closing takes place being a “Closing Date”).

Article III

Representations and warranties of Company, Promoter and each Selling Stockholder

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Company, Promoter and each Selling Stockholder jointly and severally represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the Effective Date and shall be true and correct through each Closing Date as if made on such date.

Section 3.01 Authority of Company and Selling Stockholder.

(a)  The Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and any other Transaction Document to which Company is a party, the performance by Company of its obligations hereunder and thereunder and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms. When each other Transaction Document to which Company is or will be a party has been duly executed and delivered by Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Company enforceable against it in accordance with its terms.

(b) Selling Stockholder has full power and authority to enter into this Agreement and the other Transaction Documents to which Selling Stockholder is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Selling Stockholder of this Agreement and any other Transaction Document to which Selling Stockholder is a party, the performance by Selling Stockholder of its obligations hereunder and thereunder and the consummation by Selling Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Selling Stockholder. This Agreement has been duly executed and delivered by Selling Stockholder, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Selling Stockholder enforceable against Company in accordance with its terms. When each other Transaction Document to which Selling Stockholder is or will be a party has been duly executed and delivered by Selling Stock (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Selling Stockholder enforceable against it in accordance with its terms.

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Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of India and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is licensed or qualified to do business in India, and the Company is duly licensed or qualified to do business and is in good standing in India and each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a) As of the date of this Agreement, there are an aggregate of 17,827,297 common shares, with a face value of INR 10, issued and outstanding. The Company has or will amend its charter documents to have a sufficient amount of authorized capital stock to consummate the transactions contemplated by this Agreement. All of the outstanding Shares have been duly authorized, are validly issued, fully paid and non-assessable shares of capital stock of the Company, and are owned of record by the holders thereof, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Shares purchased from the Company and the Selling Stockholder, free and clear of all Encumbrances and the Shares shall be deemed to be duly authorized, are validly issued, fully paid and non-assessable shares of capital stock of the Company.

(b) All of the outstanding Shares were issued in compliance with applicable Laws. None of the outstanding Shares were issued in violation of any agreement, arrangement or commitment to which Selling Stockholder or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Capital Stock of the Company or obligating Selling Stockholder or the Company to issue or sell any shares of Capital Stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

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(d) When the Buyer purchases Shares directly from the Company, the Shares will be issued not be issued in violation of any agreement, arrangement or commitment to which Selling Stockholder or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. Such Shares will have been duly authorized, validly issued, fully paid and non-assessable, and will be owned of record and beneficially by the Buyer, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own such Shares purchased from the Company, free and clear of all Encumbrances.

Section 3.04 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by the Company and Selling Stockholder of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Selling Stockholder or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Selling Stockholder or the Company is a party or by which Selling Stockholder or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Selling Stockholder or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at March 31st in each of the years 2008 to 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and the unaudited balance sheet (the “Balance Sheet,” and together with the Audited Financial Statements, the “Financial Statements”) of the Company as at June 30, 2013 (the “Balance Sheet Date”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with Section 3(c) of Section 211 of the Companies Act applied on a consistent basis throughout the period involved, subject, in the case of the Balance Sheet, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a standard system of accounting established and administered in accordance with Section 3(c) of Section 211 of the Companies Act.

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Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its Capital Stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by Section 3(c) of Section 211 of the Companies Act or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

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(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules (“Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $5,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and Company or any Affiliate of Company (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

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(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Selling Stockholder has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Selling Stockholder or the Company and relating to the Real Property. With respect to leased Real Property, Selling Stockholder has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Selling Stockholder’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

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Section 3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a) The Company does not own, license or sublicense any Intellectual Property. “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company (“Company Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Selling Stockholder (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

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(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

Section 3.13 Inventory. The Company does not have any inventory, whether raw materials, work-in-process or finished goods.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with Section 3(c) of Section 211 of the Companies Act, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) The Company does not have any customers who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Customers”).

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

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Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Holder. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by the Note. Neither the Company nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Company or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Selling Stockholder’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Selling Stockholder or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Selling Stockholder or any Affiliate of Selling Stockholder that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the Effective Date have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

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Section 3.19 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and the Company has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and neither Selling Stockholder nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Company has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Selling Stockholder is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Selling Stockholder has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Selling Stockholder or the Company.

(d) There are no active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(e) There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any predecessors as to which the Company may retain liability.

(f) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) Company has provided or otherwise made available to Buyer: (i) all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Selling Stockholder or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

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(h) Neither the Selling Stockholder nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(i) There are no Environmental Attributes nor has the Company entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the Effective Date.

Section 3.20 Employee Benefit Matters.

(a) There are no pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each employee benefit plan, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the Effective Date, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Effective Date. All compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the Effective Date have been paid in full (or accrued in full on the audited balance sheet contained in the Estimated Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

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(b) The Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and, to Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c) There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.22 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before March 31, 2013 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

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(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(h) Company has delivered to the Buyer copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after 2007.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(k) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under the income tax laws of India as transferee or successor, by contract or otherwise.

(n) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company.

Section 3.23 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Brokers. Except for Deodar Advisory LLP, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company and the Selling Stockholder.

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Section 3.25 Implementation Agreement Stipulation. Pursuant to the Companies Act or other applicable Law promulgated by the Government Authority in India, Section 5.1.23 of the Implementation Agreement therein specifically stipulating that “Unless otherwise permitted by the Government, the aggregate equity contribution of the Company/Promoter of the allottee Company/Consortium to which the Project was initially allotted shall not be less than 51% (fifty one percent) during the Construction Period and until 2 (two) years following the commencement of Commercial Operations” has been made void and is of no legal import or consequence, nor does it prohibit, in any way whatsoever, the Company, Promoter and Selling Stockholders from executing and delivering this Agreement and the other Transaction Documents and taking any actions in furtherance of consummating the transactions contemplated hereby and thereby.

Section 3.26 Power Purchase Agreement. Within thirty (30) days of the COD, the Company shall qualify under UERC’s notification, dated April 15, 2013, to sign a new Power Purchase Agreement for a thirty five (35) year term at a gross tariff (defined as prior to accelerated depreciation) at a rate of Rs. 4.27 per kilo-watt hour.

Section 3.27 Full Disclosure. No representation or warranty by Company and Selling Stockholder in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV
Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to the Company and Selling Stockholder that the statements contained in this Article IV are true and correct as of the Effective Date and shall be true and correct through each Closing Date as if made on such date.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Company in connection with the execution and delivery of the Convertible Debenture and the consummation of the transactions contemplated thereby, except notification to the Reserve Bank of India (“RBI”) under the Foreign Exchange regulations of India.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

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Article V

 Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the Effective Date until the final Closing Date, the Company, Promoter and Selling Stockholders shall:

(a) cause the Company to preserve and maintain all of its Permits;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

e) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause the Company to maintain its books and records in accordance with past practice;

(h) cause the Company to comply in all material respects with all applicable Laws; and

(i) cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Memorandum and Articles of Association. Prior to the First Closing, the Company shall take all necessary actions to amend the Company’s Memorandum and Articles of Association to allow the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.03 Access to Information. From the Effective Date until the Closing, Company shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Selling Stockholder and the Company to cooperate with Buyer in its investigation of the Company. Without limiting the foregoing, Company shall permit Buyer and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Selling Stockholder in this Agreement.

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Section 5.04 No Solicitation of Other Bids.

(a) Selling Stockholder shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Selling Stockholder shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.04, Company and Selling Stockholder shall promptly (and in any event within three Business Days after receipt thereof by Company, Selling Stockholder or their respective Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Company and Selling Stockholder agree that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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Section 5.05 Notice of Certain Events.

(a) From the Effective Date until the Closing, Company shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Selling Stockholder hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Selling Stockholder’s Knowledge, threatened against, relating to or involving or otherwise affecting Selling Stockholder or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Selling Stockholder in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06 Board Seats. The Board of Directors of the Company shall be comprised of four (4) directors as follows:

(a) Upon the consummation of the First Closing, the Board of Directors of the Company shall appoint one person designated by the Buyer as a member of the Board of Directors (an “Investor Director”).

(b) Upon the consummation of the Second Closing, the Board of Directors of the Company shall appoint a second Investor Director as a member of the Board of Directors.

(c) Upon the commencement of the Third Closing, the Board of Directors of the Company shall appoint a third Investor Director as a member of the Board of Directors.

(d) Upon the completion of the Third Closing, the Board of Directors of the Company shall appoint a fourth Investor Director designated by the Buyer as a member of the Board of Directors.

Section 5.07 Use of Proceeds. The Company agrees agree to allocate the net proceeds from each Closing as set forth in this Agreement and on Use of Proceeds Schedule attached hereto as Exhibit D.

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Section 5.08 Confidentiality. From and after the First Closing, Company and Selling Stockholder shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Selling Stockholder can show that such information (a) is generally available to and known by the public through no fault of Company, Selling Stockholder, any of their respective Affiliates or Representatives; or (b) is lawfully acquired by Company, Selling Stockholder, any of their respective Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Company or Selling Stockholder or any of their respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Company and Selling Stockholder shall promptly notify Buyer in writing and shall disclose only that portion of such information which Company or Selling Stockholder is advised by its counsel in writing is legally required to be disclosed, provided that Company and Selling Stockholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.09 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Selling Stockholder shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby, including any Transaction Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby, including any Transaction Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby, including any Transaction Document, has been issued, to have such Governmental Order vacated or lifted.

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(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Selling Stockholder shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Selling Stockholder shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Selling Stockholder provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Selling Stockholder or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f) Notwithstanding the foregoing, nothing in this Section 5.09 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.10 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Company or Promoter prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Promoter reasonable access (including the right to make, at Selling Stockholder’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

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(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Promoter shall:

(i) retain the books and records (including personnel files) of Promoter which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) Neither Buyer nor Promoter shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law.

Section 5.11 Closing Conditions From the Effective Date until the last Closing, each party hereto shall, and Promoter shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.12 Public Announcements. Unless otherwise required by applicable Law, the Company, Promoter and Selling Stockholder shall not make any public announcements with respect of this Agreement and other Transaction Documents and the transactions contemplated hereby or thereby or otherwise communicate with any news media without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), and the disclosing parties shall cooperate as to the timing and contents of any such announcement.

Section 5.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.14 Debt. Commencing on the Closing Date of the Second Closing, the Promoter shall not convert any Promoter Debt into Shares (or any other securities) of the Company, nor shall the Company convert any other debt into Shares (or any other securities) of the Company without the prior written consent of Buyer.

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Article VI

Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Selling Stockholder (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Selling Stockholder agrees that Buyer is to have no liability for any Tax resulting from any action of Selling Stockholder, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Selling Stockholder when due. Selling Stockholder shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.02 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Selling Stockholder shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21(a); (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Selling Stockholder shall reimburse Buyer for any Taxes of the Company that are the responsibility of Selling Stockholder pursuant to this Section 6.02 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.03 Contests. Buyer agrees to give written notice to Selling Stockholder of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Selling Stockholder (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Selling Stockholder shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Selling Stockholder.

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Section 6.04 Cooperation and Exchange of Information. Selling Stockholder and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Selling Stockholder and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Selling Stockholder or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.05 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.06 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21(a) and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.07 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

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Article VII

Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Second Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Company and Selling Stockholder shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to other parties, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company, Promoter and Selling Stockholders contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Selling Stockholder contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company, Promoter and Selling Stockholders shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Second Closing Date.

(c) No Action shall have been commenced against Buyer, Selling Stockholder or the Company, which would prevent the Second Closing.

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(d) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect as of the Second Closing, which restrains or prohibits any transaction contemplated hereby.

(e) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Second Closing.

(f) From the Effective Date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 7.02(a) (and for the Second Closing, Section 7.02(b)) have been satisfied.

(i) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) or statutory auditors of Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Company or statutory auditors of the company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k) Company shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(l) If applicable for the Closing, the Company shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(m) Company shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Prior to the completion of the Third Closing, the Company shall have satisfied all outstanding indebtedness of the Company other than the secured loan from SBOP and other indebtedness agreed to in writing by the Buyer.

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Section 7.03 Conditions to Obligations of the Company, Promoter and Selling Stockholders. The obligations of the Company, Promoter and Selling Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s or Selling Stockholder’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Second Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect as of Second Closing, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Selling Stockholder at or prior to the Second Closing.

(e) The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Selling Stockholder.

(f) Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) (and for the Second Closing, Section 7.03(b)) have been satisfied.

(g) Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Buyer shall have delivered to the Company and Selling Stockholder such other documents or instruments as the Company and Selling Stockholder reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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Article VIII

Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21(a) which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is three years from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.03, Section 3.19, Section 3.24, Section 4.01 and Section 4.04 shall survive indefinitely and the representations and warranties in Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Selling Stockholders. Subject to the other terms and conditions of this Article VIII, Selling Stockholders shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Company and Selling Stockholder contained in this Agreement or in any certificate or instrument delivered by or on behalf of Company and Selling Stockholder pursuant to this Agreement (other than in respect of Section 3.21(a), it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Company and Selling Stockholder pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Selling Stockholder and its Affiliates and their respective Representatives (collectively, the “Selling Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Selling Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

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(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Selling Stockholders shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds 10% of the Purchase Price (the “Basket”), in which event Selling Stockholder shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Selling Stockholder shall be liable pursuant to Section 8.02(a) shall not exceed 100% of the Purchase Price (the “Cap”).

(b) Buyer shall not be liable to the Selling Stockholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.03, Section 3.19, Section 3.20, Section 3.24, Section 4.01 and Section 4.04.

(d) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

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(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Selling Stockholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Selling Stockholder and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.08) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.21(a) hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 20%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

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Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Article IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Drop Dead Date:

(a) by the unanimous written consent of the parties;

(b) by Buyer by written notice to Company and Promoter if:

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(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Company or Selling Stockholder pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Company or Selling Stockholder within ten days of Company’s or Selling Stockholder’s receipt of written notice of such breach from Buyer;

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) if the Company or the Selling Stockholders fail or refuse to consummate all of the transactions contemplated hereby by the Drop Dead Date.

(c) by Company or Selling Stockholder by written notice to Buyer if:

(i) Company or Selling Stockholder is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Selling Stockholder; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of the Company or Selling Stockholder to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer, Company or Selling Stockholder in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article:

(a) the Pan Global Preferred Stock issued pursuant to Section 2.01(b), if any, shall be exchanged by the Promoter for the Promoter Shares;

(b) this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

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(i) as set forth in this Article IX and Section 5.08 and Article X hereof; and

(ii) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

(c) Notwithstanding anything contained herein to the contrary, upon the termination of this Agreement, Buyer shall retain such proportionate equity interest in the Project (“Retained Interest”) based on funds invested by Buyer in relation to the total equity of the Project; provided, however, if in the event the termination of the Agreement is by the Company or Selling Stockholder pursuant to under Section 9.01(b), the Company shall pay Buyer 18% annualized interest, due monthly, on Buyer’s invested capital in the Project and provided further, that notwithstanding anything contained herein to the contrary, the Buyer shall have the right to require the Company to repurchase all the equity of the Company (“Put Option”) purchased by the Buyer as of the date of termination for 125% of the Purchase Price paid by Buyer as of the Drop Dead Date; in the event Buyer invokes its Put Option, the Company shall have 30 days to complete its repurchase; after 30 days additional penalty interest of 1% per month shall be due.

Article X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Promoter and/or Selling Stockholder shall pay all amounts payable to Deodar Advisory LLP and other brokers or finders retained by them.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

If to Company:	Regency Yamuna Energy Limited Regency Complex, River View Road Shamsherpur, Paonta Sahib-173 025 (HP) Telephone: +91-1704-223431, 224431 Facsimile: +91-1704-222645 E-mail: aphregency@yahoo.co.in

with a copy to:	Attention: Sh. Arun Sharma Sh. Rajeev Walia (rkwalia7777@gmail.com), Mobile : +91-9418049977

If to Promoter:	Mr. Arun Sharma Regency Complex River View Road Shamsherpur, Paonta Sahib-173 025 (HP). Telephone: +91-1704-223778 Facsimile:+91-1704-222645 E-mail: arunsharma5000@rediffmail.com
with a copy to:	Sh. Amitabh Sharma (skihimalayas@gmail.com, Mobile : +91-98160-55555)
If to Buyer:	Pan Asia Infratech, Corp. c/o Pan Global, Corp. 123 W. Nye Lane, Suite 455 Carson City, Nevada 89706 Attention of: Bharat Vasandani Telephone: (888) 983-1623
with a copy to:	The Magri Law Firm, PLLC 2642 NE 9th Avenue Fort Lauderdale, FL 33334 USA Direct: (954) 303-8027 T: (646) 502-5900 F: (646) 836-9200 pmagri@magrilaw.com www.magrilaw.com Attention: Philip Magri, Esq.

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Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Force Majeure. None of the parties shall be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement or Ancillary Document, when and to the extent such failure or delay is caused by: (a) natural calamities and other acts of God; (b) flood, fire or explosion; (c) war, terrorism, invasion, riot or other civil unrest; (d) embargoes or blockades in effect on or after the date of this Agreement; (e) national or regional emergency;(f) strikes, lock-outs, labor stoppages or slowdowns or other industrial disturbances;(g) any passage of law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition; (h) national or regional shortage of adequate power or telecommunications or transportation facilities; (i) any effects of the “shutdown” of the U.S. government as a result of any impasse in the United States Congress over the budget or federal debt ceiling, including delays or failures to act by any Governmental Authority or (j) any disruption in the banking systems or financial markets in the United States or India (each of the foregoing, a “Force Majeure Event”), in each case provided that (A) such event is outside the reasonable control of the affected party; (B) the affected party provides prompt notice to the other party, stating the period of time the occurrence is expected to continue; and (C) the affected party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09 No Third-party Beneficiaries. Except as provided in Section 6.02 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

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(b) ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR INVALIDITY THEREOF, SHALL BE SETTLED IN ARBITRATION IN ACCORDANCE WITH THE ARBITRATION RULES AS AT PRESENT FORCE OF THE INTERNATIONAL ARBITRATION ASSOCIATION (“IAA”) IN NEW DELHI, INDIA. IAA SHALL DESIGNATE AN ARBITRATOR FROM AN APPROVED LIST OF ARBITRATORS FOLLOWING BOTH PARTIES’ REVIEW AND DELETION OF THOSE ARBITRATORS ON THE APPROVED LIST HAVING A CONFLICT OF INTEREST WITH EITHER PARTY. EACH PARTY SHALL PAY ITS OWN EXPENSES ASSOCIATED WITH SUCH ARBITRATION. A DEMAND FOR ARBITRATION SHALL BE MADE WITHIN A REASONABLE TIME AFTER THE CLAIM, DISPUTE OR OTHER MATTER HAS ARISEN AND IN NO EVENT SHALL SUCH DEMAND BE MADE AFTER THE DATE WHEN INSTITUTION OF LEGAL OR EQUITABLE PROCEEDINGS BASED ON SUCH CLAIM, DISPUTE OR OTHER MATTER IN QUESTION WOULD BE BARRED BY THE APPLICABLE STATUTES OF LIMITATIONS. THE DECISION OF THE ARBITRATORS SHALL BE RENDERED WITHIN 60 DAYS OF SUBMISSION OF ANY CLAIM OR DISPUTE, SHALL BE IN WRITING AND MAILED TO ALL THE PARTIES INCLUDED IN THE ARBITRATION. THE DECISION OF THE ARBITRATOR SHALL BE BINDING UPON THE PARTIES AND JUDGMENT IN ACCORDANCE WITH THAT DECISION. THE COMPANY AGREES THAT THE SERVICE OF PROCESS UPON IT MAILED BY CERTIFIED OR REGISTERED MAIL (AND SERVICE SO MADE SHALL BE DEEMED COMPLETE THREE DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID) OR BY PERSONAL SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON IT IN ANY SUCH SUIT OR PROCEEDING. NOTHING HEREIN SHALL AFFECT THE PARTY’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE COMPANY AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may not be executed in counterparts. Two completely signed copies of this Agreement must be executed. One completely executed Agreement must be delivered by facsimile, e-mail or other means of electronic transmission and shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written adjacent to their respective signatures.

REGENCY YAMUNA ENERGY LIMITED

By	/s/ Arun Sharma
Name	: Arun Sharma
Title:	Director

Date:	October 18, 2013

PAN ASIA INFRATECH CORP.

By	/s/ Bharat Vasandani
Name:	Bharat Vasandani
Title:	Chairman, Chief Executive Officer, President, Secretary and Treasurer

Date:	October 28, 2013

SELLING STOCKHOLDER:	SIGNATURE:	DATE:

Arun Sharma (the “Promoter”)	/s/ Arun Sharma	October 18, 2013
Amitabh Sharma	/s/ Amitabh Sharma	October 18, 2013
Sunita Sharma	/s/ Sunita Sharma	October 18, 2013
Abhay Sharma	/s/ Abhay Sharma	October 18, 2013
A.Power Himalayas Ltd	By: /s/ Arun Sharma Title: Director	October 18, 2013
Charu Finvest Consultant Ltd	By: /s/ Arun Sharma Title: Director	October 18, 2013
Regency Aquaelectro & Motel - Resorts Ltd.	By: /s/ Arun Sharma Title: Director	October 18, 2013
Spoxy Vyapaar Pvt. Ltd.	By: /s/ Tarun Sharma Title: Director	October 18, 2013
Sunrays Agencies Pvt. Ltd.	By: /s/ Arun Sharma Title: Director	October 18, 2013
Indu Jindal	/s/ Indu Jindal	October 18, 2013
Pavaljeet Singh Ruppal	/s/ Pavaljeet Singh Ruppal	October 18, 2013
Pradeep Kaur	/s/ Pradeep Kaur	October 18, 2013
Himanshu Leasefin Co. Pvt. Ltd.	By: /s/ Sanjay Jindal Title: Director	October 18, 2013
Sanjay Kumar Jindal	/s/ Sanjay Kumar Jindal	October 18, 2013

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LIST OF EXHIBITS

EXHIBIT A	SELLING STOCKHOLDERS

EXHIBIT B	ESCROW AGREEMENT

EXHIBIT C	FORM OF CONVERTIBLE DEBENTURE

EXHIBIT D	USE OF PROCEEDS SCHEDULE

EXHIBIT E	INDEBTEDNESS

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List of Company/Selling Stockholder Disclosure Schedules

Schedule	Description
3.09	Material Contracts
3.10(a)	Permitted Encumbrances
3.10(b)	Real Property description
3.15(b)	List of Suppliers
3.16	Insurance Policies
3.18(b)	Permits
3.19(b)	Environmental Permits
3.21(a)	Employees, Independent Contractors or Consultants

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